## DEMAND PROMISSORY NOTE

**TO: Castletown Trading Corp.**
(the "**Lender**")

8/21, 2013

1. **PROMISE TO PAY:**

**FOR VALUE RECEIVED, American Bonanza Gold Corp.** (the "Borrower") promises to pay **ON DEMAND** to or to the order of **Castletown Trading Corp.** (the "Lender"), the total sum of **Three Hundred and Fifty Thousand Dollars** ($350,000) (the "Principal Amount"), in lawful money of the United States of America, together with interest and other fees and monies which may from time to time be owing hereunder or pursuant hereto, on the terms and conditions set out herein.

2. **INTEREST RATE AND INTEREST PAYMENTS:**

The Borrower will pay interest to the Lender on the Principal Amount outstanding from time to time from the date hereof until the Principal Amount is paid in full, at the rate of 12% per annum (the "**Interest Rate**") calculated monthly and payable on the date the Principal Amount is paid in full. Interest shall be payable in lawful money of the United States of America.

3. **MAXIMUM RATE OF RETURN:**

Notwithstanding any other provision of this Promissory Note, in no event shall the aggregate "interest" (as that term is defined in Section 347 of the *Criminal Code* (Canada)) received by or payable to the Lender in connection with the transactions contemplated in this Promissory Note exceed the effective annual rate of interest on the "credit advanced" (as defined therein) lawfully permitted under that section. The effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term that the principal amount of the loan is outstanding and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender shall be conclusive for the purposes of such determination. Neither the Lender nor the Borrower intend that the aggregate interest payable in connection with the transactions contemplated under this Promissory Note shall exceed such lawfully permitted rate or amount. Notwithstanding anything to the contrary herein contained, if the aggregate interest payable hereunder exceeds such lawfully permitted rate or amount, the rate and the amount of interest on the principal hereof shall be deemed to have been adjusted with retroactive effect to the maximum rate and amount permitted by law, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest, and, thereafter, by reducing any fees, commissions, expenses, premiums and other amounts required to be paid to the Lender which would constitute "interest" (as that term is defined in Section 347 of the *Criminal Code* (Canada)). If any payments are ultimately determined to be contrary to the provisions of Section 347 of the *Criminal Code* (Canada), such payment, collection or demand shall be deemed to have been made by mutual mistake of the Borrower and the Lender and the amount of such payment or collection shall be refunded to the Borrower.

4. **CALCULATION OF INTEREST:**

Whenever any interest or fee under this Promissory Note is calculated using a rate based on a year of 360 or 365 days, such rate determined pursuant to such calculation, when expressed as an

annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365 as the case may be.

5. **LOCATION AND METHOD OF PAYMENT:**

All payments to be made by the Borrower to the Lender pursuant to this Promissory Note shall be made by certified cheque to the Lender, or as the Lender may otherwise determine, on or before 4:00 p.m. (Vancouver time) on the date such payments are due. For clarity, payment shall be due on the earlier of: (i) the date of demand; or (ii) the date that is five years form the date of this Promissory Note.

6. **NO DEDUCTION:**

All payments of principal, interest, fees and other amounts to be made pursuant to this Promissory Note shall be made free and clear of and without deduction for, any and all present and future taxes, withholdings, levies, duties, any governmental charges and all liabilities with respect thereto, and without setoff, withholding, deduction or counterclaim of any kind whatsoever. If, with regard to any payment to be made the Borrower to the Lender pursuant to this Promissory Note, any deduction for any and all present and future taxes, withholdings, levies, duties, governmental charges or any liability with respect thereto as required by law, the Borrower shall pay such additional amounts as may be necessary in order that the net amount received by the Lender after such deduction shall equal each payment which would have been received by the Lender in the absence of such deduction.

7. **NOTICE:**

Any notice or written communication given pursuant to or in connection with this Promissory Note shall be in writing and shall be given by delivering the same personally or by prepaid courier, prepaid registered mail, facsimile or electronic communication, addressed to the party to be notified at the address of such party set out herein or at such other address of which such party has given notice to the other party hereto. Any such notice shall be conclusively deemed to have been given and received on the day of actual receipt by the addressee or, if given by prepaid registered or certified mail, on the fifth (5th) day following the mailing date (absent a general disruption in postal service).

8. **SUCCESSORS AND ASSIGNS:**

This Promissory Note shall be binding upon the Borrower and its representatives, successors and assigns and shall enure to the benefit of the Lender and its representatives, successors and assigns. Any references herein to the Lender or the Borrower shall include their respective successors and assigns as if specifically named. This Promissory Note may be assigned by the Lender and, if so assigned, the Lender shall provide the Borrower with written notice of such assignment.

9. **WAIVER BY THE BORROWER:**

The Borrower expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonour, notice of intent to accelerate the maturity hereof and notice of the acceleration of the maturity hereof.

**AMERICAN BONANZA GOLD CORP.**

Per: ____________________

Name: Brian Kirwin

Title: President & CEO